Exhibit 10.15

Executive Life Insurance Program. Susquehanna provides an executive life insurance program for certain of our executive and senior officers, including Messrs. William J. Reuter, Drew k. Hostetter, Gregory A. Duncan and Michael M. Quick, through contracts obtained by our wholly-owned subsidiaries. This program provides a death benefit to the officer’s beneficiary if the officer dies on or before attaining age 70, in an amount equal to two times base salary (less any amounts provided by Susquehanna’s group term life insurance policy) or, if the officer dies after attaining the age of 70, in an amount equal to one times his or her base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The premiums for this program were paid in 1998 by certain of Susquehanna’s wholly-owned subsidiaries in a one-time, lump sum payment in an aggregate amount equal to $9,347,762, of which $534,112, $285,736, $279,232 and $319,335 was paid for Messrs. Reuter’s, Hostetter’s, Duncan’s and Quick’s policy premiums, respectively. Under this program, a grantor trust, acting on our behalf, is the direct beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary.

Executive Supplemental LTD Plan. Susquehanna also provides executive supplemental long term disability insurance for certain of our executive and senior officers, including Messrs. Reuter, Hostetter, Duncan and Bernard A. Francis, Jr. Valley Forge Asset Management Corp. also provides similar insurance for Mr. Francis. The individual policies are designed to supplement coverage, in the event of a disability, to bridge the gap between the maximum amount available under the plan and 60% of the executive’s salary.

Francis Life Insurance Policy. Valley Forge Asset Management Corp. pays the premium on a term life insurance policy for Mr. Francis. The face amount of this policy is $750,000.

Valley Forge Asset Management Corp. Bonus Programs. Under a bonus program offered by Valley Forge Asset Management Corp., employees, including Mr. Francis, may receive a semi-annual bonus in such amounts as determined by Valley Forge Asset Management Corp.’s board of directors within their established guidelines. The key elements of the guidelines are an employee’s performance of his or her designated responsibilities and Valley Forge Asset Management Corp.’s attainment of budget goals related to asset and revenue growth and its overall profitability, as determined by our management.

Mr. Francis may also receive additional payments under another bonus program available at Valley Forge Asset Management Corp. Under the program, certain Valley Forge Asset Management Corp. employees, including Mr. Francis, approved by Valley Forge Asset Management Corp.’s Board of Directors, may be paid in each fiscal year a share of Valley Forge Asset Management Corp.’s adjusted pre-tax profit (as defined in the Contingent Earnings Agreement). The share of the adjusted pre-tax profit paid to the employees is a percentage, not greater than 50% of the excess, that leaves Valley Forge Asset Management Corp. with an adjusted pre-tax profit after payment of the bonus that is at least 10% more than the highest comparable adjusted pre-tax target profit for any prior year.